Exhibit (d)(xi)
AMENDMENT NO. 1
to the
INVESTMENT SUB-ADVISORY AGREEMENT
          This Amendment is made as of March 24, 2009 to the Investment Sub-Advisory Agreement among Munder Series Trust (“MST”), on behalf of each of its series set forth on Schedule A, as may be amended from time to time (each, a “Fund” and, together, the “Funds”), Munder Capital Management (“Advisor”), a Delaware general partnership, and World Asset Management, Inc., a Delaware corporation (“Sub-Advisor”).
          WHEREAS, as the close of business on March 24, 2009, the Munder S&P MidCap Index Equity Fund and the Munder S&P SmallCap Index Equity Fund were liquidated.
          NOW THEREFORE, in consideration of the promises and covenants contained herein, the Advisor, the Sub-Advisor and MST agree to amend the Agreement as follows:
1.	Schedule A the Agreement is hereby replaced with the attached Schedule A effective as of March 24, 2009.

2.	Schedule B the Agreement is hereby replaced with the attached Schedule B effective as of March 24, 2009.
IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first set forth above.

WORLD ASSET MANAGEMENT, INC.

By:

Name: Ken A. Schluchter, III
Title: President

MUNDER CAPITAL MANAGEMENT

By:

Name: Stephen J. Shenkenberg
Title: Managing Director, Chief Administrative Officer

MUNDER SERIES TRUST

By:

Name: Stephen J. Shenkenberg
Title: Vice President, Secretary & CCO

SCHEDULE A
As of March 24, 2009
Munder Series Trust
Munder Index 500 Fund

A-1

SCHEDULE B
As of March 24, 2009

Annual Fees
(as a Percentage of Daily Net Assets)
Munder Index 500 Fund	0.12% of the first $10 million;
0.10% of the next $40 million;
0.08% of the next $50 million;
0.04% of the next $100 million;
0.02% of the average daily net assets in excess of $200 million

B-1